UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 12, 2009

333-64122
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 12, 2009, Blast Energy Services, Inc.'s (“Blast” or the “Company”) board of directors implemented cost cutting measures to reduce overhead costs and conserve cash, including partial and full furloughs of management and staff with reduced or no pay, respectively.   As such, John O’Keefe, President and CEO, has been furloughed without pay, effective June 15, 2009, and therefore will not serve as President or CEO until such time as he returns to the Company, if ever.  John MacDonald, CFO and Corporate Secretary, and Andrew Wilson, VP Business Development, have been reduced to half pay until October 2009 at which time payment is expected to be received from Quicksilver. The Blast Board of directors has appointed Michael L. Peterson, a current member of the board, to serve as interim President and CEO in the absence of Mr. O’Keefe.

Michael L. Peterson, age 47, joined the board as a director in May 2008. He is currently Chairman and CEO of Solargen Energy Inc, a developer of utility scale solar farms, and managing partner of California-based, Pascal Management, a registered Investment Advisor. For a majority of his career, Mr. Peterson was employed by Goldman Sachs & Co. as a Vice President with the responsibility for a team of professionals that advised and managed over $7 billion in assets. In 2000, he joined Merrill Lynch as a First Vice President to help form their Private Wealth Services division.  In 2004, Mr. Peterson left Merrill Lynch to establish his own private investment firm.  Mr. Peterson received his MBA at the Marriott School of Management and a B.S. from Brigham Young University. He is also a director of AE Biofuels, a company controlled by Eric McAfee, who is affiliated with Berg McAfee Companies, LLC, our largest shareholder.

ITEM 8.01.	OTHER EVENTS.

Following recent discussions with Reliance Oil & Gas, (“Reliance”), Blast plans to move the Company's Applied Fluid Jetting ("AFJ") rig and equipment back to Texas where it will be maintained and supported by Reliance.   Blast and Reliance are currently in negotiations with an independent third party for the deployment of the AFJ Rig on a cash for services basis.

Reliance was the operator of the AFJ rig in each of the previously reported successful drilling programs in Texas where the AFJ technology was proven earlier this year. Blast and Reliance currently have a revenue sharing agreement under which Reliance will operate the AFJ rig at no cost to Blast and will share 50% of the revenues generated by the rig.

Recent operations in Kentucky were hampered by mechanical problems with the surface equipment as reported in a press release issued June 3, 2009, and filed herewith. Subsequently, a failure to the rig’s hydraulic pump system prohibited the rig from resuming jetting operations in a reasonable timeframe.  As a result, operations in Kentucky were suspended and the AFJ rig and support vehicles have moved temporarily back to the Company’s storage yard in Oklahoma.

The Company will also continue to pursue additional financing options and explore potential strategic opportunities to help fund this promising AFJ technology and to maintain the Company’s viability, while collecting payments on its $3.6 million Quicksilver receivable, but can make no assurances that financing will be obtained on favorable terms, if at all.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Compromise Settlement and Release Agreement Filed as an exhibit to the Company’s Form 8-K, filed with the SEC on September 22, 2008, and incorporated herein by reference.

99.1*	Blast Provides Operational Update Press Release issued June 3, 2009

* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

By:	/s/ Michael Peterson
Michael Peterson
Interim President and CEO

Date: June 16, 2009